Exhibit 4.2
AMENDMENT NO. 1
dated as of
March 4, 2011
to
SHAREHOLDER PROTECTION RIGHTS AGREEMENT
between
THE ST. JOE COMPANY
and
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent

AMENDMENT NO. 1
to
SHAREHOLDER PROTECTION RIGHTS AGREEMENT
     Amendment No. 1, dated as of March 4, 2011, (this “Amendment”) to the SHAREHOLDER PROTECTION RIGHTS AGREEMENT, dated as of February 15, 2011, between The St. Joe Company, a Florida corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).
WITNESSETH:
     WHEREAS, pursuant to Section 5.5 of the Agreement, the Company and the Rights Agent may amend the Agreement in any respect without the approval of any holders of Rights prior to the Flip-In Date (as defined in the Agreement);
     WHEREAS, the Flip-In Date has not occurred;
     NOW THEREFORE, in consideration of the premises, the parties hereby agree to amend the definition of Expiration Date as follows:
               “Expiration Date” shall mean March 4, 2011.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE ST. JOE COMPANY
By:	/s/ Bruce R. Berkowitz
	Name:	Bruce R. Berkowitz
	Title:	Chairman of the Board

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Karishma P. Kadian
	Name:	Karishma P. Kadian
	Title:	Counsel